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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the CH2M HILL Retirement and Tax-Deferred Savings Plan:

        We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-113160) of CH2M HILL Companies, Ltd. of our report dated June 11, 2004, with respect to the statement of net assets available for benefits of the CH2M HILL Retirement and Tax-Deferred Savings Plan as of December 31, 2003, which report appears in the December 31, 2004 annual report on Form 11-K of CH2M HILL Retirement and Tax-Deferred Savings Plan.

KPMG LLP

Denver, Colorado
June 28, 2005

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Consent of Independent Registered Public Accounting Firm